Press Release	Source: Dogs International Inc.

DOGN Enters Alternative Fuel Vehicles Industry

Friday July 16, 8:00 am ET

LAS VEGAS--(BUSINESS WIRE)--July 16, 2004--Dogs International Inc. (OTCBB:DOGN - News) announces today that the company is seeking potential merger and acquisition candidates in the alternative fuel industry. The company has continued to review companies that would improve its ability to diversify. The company anticipates additional members to its officers and directors management team. The company further believes that it will move its headquarters to accommodate management based in the Midwest.

The company is going to continue to build the Bed and Biscuit brand. The company is currently seeking financing to fund all the various operations for the coming year.

DOGN will have further comments to the public concerning these developments in the coming weeks.

Forward-Looking Statements: The statements in this press release regarding the company's ability to enter the alternative fuel industry, the company's ability to diversify operations, future opportunities and any other effect, result or aspect of the testing and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to seeking merger and acquisition candidates, adding additional members of management, ability of the company to build the Bed and Biscuit brand, costs, delays, and any other difficulties related to the company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the United States Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Dogs International Inc.

Rosemary Williams, 386-439-4003

Source: Dogs International Inc.